TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is made as of June 11, 2026 (the “Effective Date”), by and between Stewards, Inc., a Nevada corporation (the “Company”), and Vincent Napolitano (“Executive”). The Company and Executive are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Executive was a founder of the Company and has served as its Chairman and Chief Executive Officer;

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated August 20, 2024, with an effective date of June 1, 2023 (the “Employment Agreement”), pursuant to which Executive has been compensated under a W-2 employment arrangement;

WHEREAS, the Company and Favo Holdings, LLC entered into that certain Consulting Agreement dated October 25, 2024, with an effective date of June 1, 2023 (the “Consulting Agreement”), pursuant to which additional services have been provided and compensated;

WHEREAS, the Company, certain investors, and related parties entered into that certain Master Acquisition Financing Agreement dated for reference May 31, 2023 (the “Master Acquisition Financing Agreement”), which memorialized the financing and acquisition of the FAVO Group entities and related matters, but which does not govern the day-to-day compensation arrangements, role definitions, or separation terms addressed in this Agreement;

WHEREAS, as the Company advances toward its Nasdaq uplisting, the Board of Directors (the “Board”), its Audit Committee, and outside counsel have determined that the current dual compensation structure and active executive role create compliance, governance, and disclosure risks that must be resolved for a clean S-1 effectiveness and listing;

WHEREAS, the Board has proposed, and Executive has accepted in principle (subject to negotiation and execution of this Agreement and independent legal advice), an orderly transition from his active roles as Chairman and Chief Executive Officer to the honorary title of Chairman Emeritus, with the economics restructured into the Transition Compensation package set forth in this Agreement, all as outlined in the non-binding Transition Proposal letter dated March 27, 2026 (the “Proposal Letter”);

WHEREAS, the Parties desire to terminate the Employment Agreement and the Consulting Agreement (and all other active compensation arrangements), document the transition, provide the agreed Transition Compensation (defined below), obtain mutual releases, and resolve any and all potential disputes in a mutually beneficial manner; and

WHEREAS, this Agreement is intended to supersede the Employment Agreement and the Consulting Agreement with respect to compensation, duties, and termination (without affecting the Master Acquisition Financing Agreement except as expressly stated) and to comply with Nevada law.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Transition and Separation.

(a)   Transition Date. Effective as of June 10, 2026 (the “Transition Date”), Executive’s employment and any independent contractor or consulting relationships with the Company shall terminate. Executive shall cease serving as Chairman and Chief Executive Officer and shall have no further active duties, authority, or service obligations.

(b)    Honorary Title. Effective on the Transition Date, the Company shall confer upon Executive the honorary title of Chairman Emeritus. This title is commemorative and honorary only. It confers no continuing duties, authority, voting rights, management rights, policymaking role, consulting obligations, Board seat, service requirements, or additional compensation beyond the Transition Compensation defined below. Executive shall have no obligation to provide any services after the Transition Date other than those set forth in the new unpaid consulting agreement referenced in Section 1(e) below.

(c)  Termination of Prior Agreements. Effective on the Transition Date, upon execution of this Agreement and payment of the first installment of Transition Compensation, the Employment Agreement and the Consulting Agreement are each terminated in their entirety and of no further force or effect. All other prior compensation, employment, consulting, or independent contractor arrangements are likewise terminated and superseded by this Agreement for all purposes relating to compensation, duties, and separation.

(d)  Resignation. Executive hereby resigns from all officer and director positions (if any) effective on the Transition Date. The Company accepts such resignation.

(e)  New Unpaid Consulting Agreement. Effective on the Transition Date, Executive shall enter into a new consulting agreement with the Company to assist with investor relations and the potential Broker Dealer/Investment Bank, as approved by the Board. This consulting role shall be consistent with the honorary nature of the Chairman Emeritus title and shall not create any employment relationship or additional compensation. Executive shall receive no pay for this role, but the Company shall reimburse reasonable out of pocket expenses incurred therewith upon submission of appropriate supporting documentation (such as receipts or invoices).

2.       Transition Compensation.

In full and final satisfaction of all obligations under the Employment Agreement (including any potential severance or remaining-term payments that might otherwise arise under Section 5.05 thereof), the Consulting Agreement (including any consultancy fees), and all other prior arrangements, and in consideration for the releases, covenants, and other obligations of Executive herein, the Company shall provide the following transition compensation: For the period from the execution of this agreement through June 30, 2026, a total of $14,968.19.1 For the period from July 1, 2026 through June 1, 2028, the following amounts will apply (the “Transition Fee”) (all payments under this Section are collectively the “Transition Compensation”):

Component	Total Amount	Approximate Monthly Amount
Transition Fee	$1,823,548.88	$80,734.46
Medical Insurance	$58,704.00	$2,446.00
Car Allowance	$48,000.00	$2,000.00
TOTAL	$1,930,352.88	$85,180.46

1 This sum represents the amount due for June 2026, less what has already been paid, and sums owed to Company by Executive for, inter alia, overpayment of car allowance and the one thousand dollars ($1,000.00) due for the purchase of the laptop referenced in Section 3.

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(a)  Payment Schedule. The Transition Fee shall be paid monthly on the first business day of each month, commencing on or about July 1, 2026, through on or about June 1, 2028 (final payment covering through May 31, 2028).

(b)  Medical Insurance. The Company shall reimburse Executive for the cost of health insurance through COBRA for a period of eighteen (18) months from the date hereof, believed to be approximately Two Thousand Four Hundred Forty Six Dollars ($2,446) per month. Thereafter, Company shall reimburse Executive the amount of a self-purchased health insurance policy, up to Two Thousand Four Hundred Forty Six Dollars ($2,446) per month, through May 31, 2028. For the avoidance of doubt, the Company has no obligation to continue, pay for, or reimburse any death, disability, or out-of-pocket medical expenses beyond the fixed monthly Medical Insurance component.

(c)   Car Allowance. The Company shall pay Executive a fixed car allowance of Two Thousand Dollars ($2,000.00) per month from July 1, 2026 through June 1, 2028. This fixed monthly amount is the sole and exclusive vehicle-related payment or benefit provided under this Agreement. The Company has no obligation to pay or reimburse any additional vehicle expenses, including without limitation insurance, fuel, repairs, maintenance, tires, or any other costs, regardless of any prior practice or provision in the Employment Agreement.

(d)    Life Insurance. The Company shall assign ownership of the following life insurance policies to Executive:

•         Ameritas 20 Yr Pol # T00018890N Face $ 1,500,000 Beneficiary & Payor: FAVO Group, LLC TIN # 83-2516957

•         Ameritas 30 Yr Pol # T00018891N Face $ 1,500,000 Beneficiary & Payor: FAVO Group, LLC TIN # 83-2516957

Executive shall be solely responsible for the payment of all premiums and may change the beneficiaries thereto without restriction.

(e)  Manner of Payments; Tax Responsibility; Indemnification. Payments shall be made via wire transfer or check to the designation provided by Executive and shall be reported on Form 1099 (or as otherwise required by law). Executive is solely responsible for all taxes, interest, or penalties. The Company makes no tax representations. Executive shall indemnify and hold the Company harmless from any tax liabilities arising from the payments. Nothing in this agreement shall alter the tax treatment of the note to Favo Holdings or the payments which may be due to Executive thereunder.

(f)  No Acceleration. Except in the event of a material breach by the Company (as provided in Section 11), payments shall not be accelerated.

(g)   Executive Equity. Executive’s existing equity holdings of approximately 40 million common shares remain fully preserved and unaffected. No clawback, repurchase, or forfeiture applies.

(h)    Satisfaction of All Prior Obligations. The Transition Compensation described in this Section 2 constitutes the entire compensation to be provided to Executive in connection with the transition and separation. Executive acknowledges and agrees that, upon payment of the Transition Compensation in accordance with this Agreement, the Company will have satisfied all obligations for compensation, benefits, severance, accrued salary, accrued vacation or PTO, reimbursable expenses, and any other amounts that might otherwise be due under the Employment Agreement, the Consulting Agreement, or otherwise through the Transition Date or thereafter. No additional payments or benefits shall be due. For the avoidance of doubt, this Agreement in no way affects the note payable to FAVO Holdings, LLC.

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3.       Return of Company Property.

On or before the Transition Date, Executive shall return to the Company all Company physical property in his possession or control, including without limitation all originals and copies of proprietary or confidential information, files, records, keys, access cards, credit cards, and any other materials or equipment belonging to the Company. Executive shall not retain any copies of proprietary materials. Notwithstanding the foregoing, Executive may retain copies of such non-proprietary and non-confidential information as may be reasonably required to undertake his intended consulting role, specifically Executive’s e-mail address and e-mail. Executive shall purchase his company laptop for One Thousand Dollars ($1,000.00).

4.       Release of Claims.

(a)   Executive’s Release. Executive, on behalf of himself and his heirs, executors, administrators, agents, and assigns, irrevocably and unconditionally releases and discharges the Company and its current and former officers, directors, employees, shareholders, agents, affiliates, subsidiaries, successors, and assigns (collectively, the “Releasees”) from any and all claims, demands, causes of action, liabilities, damages, or obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising at any time up to and including the Effective Date. This release includes, but is not limited to, claims under the Employment Agreement, the Consulting Agreement, and any other prior agreement or arrangement between the parties, claims for breach of contract (express or implied), wrongful termination, discrimination, harassment, or retaliation under federal or Nevada law (including without limitation NRS Chapter 613 (Nevada Employment Practices Act), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), Nevada equal pay and wage laws), wage and hour claims, tort claims, and claims for attorneys’ fees or costs.

This release does not cover (i) rights to the Transition Compensation or obligations expressly set forth in this Agreement, (ii) claims that cannot legally be released as a matter of law, or (iii) the right to file a charge or complaint with the Equal Employment Opportunity Commission (EEOC) or the Nevada Equal Rights Commission (though Executive waives any right to recover monetary damages or other individual relief in connection with any such charge, to the fullest extent permitted by law).

(b)     Company’s Release. The Company, on behalf of itself and the Releasees, irrevocably and unconditionally releases and discharges Executive and his heirs, executors, administrators, agents, and assigns from any and all claims, demands, causes of action, liabilities, damages, or obligations of any kind whatsoever arising at any time up to and including the Effective Date, except for claims arising from or related to a breach of this Agreement or claims that cannot legally be released.

(c)  Unknown Claims. The Parties acknowledge that they may later discover facts or claims different from or in addition to those they now know or believe to exist with respect to the subject matter of this Agreement. Nevertheless, the Parties expressly waive any rights or claims that existed as of the Effective Date, including any rights under Nevada law or any similar statute that would limit the effect of a general release to claims known at the time of execution. The Parties acknowledge that they understand the significance of this waiver and have been advised to consult with counsel before signing this Agreement.

(d)  No Pending Actions. Each Party represents and warrants that it has no pending lawsuits, claims, charges, or actions against the other Party or the Releasees as of the date of this Agreement.

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5.       ADEA Waiver Acknowledgment.

Executive acknowledges that he is knowingly and voluntarily waiving and releasing any and all rights or claims he may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act (“OWBPA”). Executive further acknowledges and agrees that:

(a)  this Agreement is written in a manner calculated to be understood by him;

(b)  he is specifically waiving rights or claims under the ADEA that may exist as of the date he signs this Agreement;

(c)   he is not waiving any rights or claims under the ADEA that may arise after the date he signs this Agreement;

(d)  the Transition Compensation provided under this Agreement constitutes valuable consideration for the releases, covenants, and agreements contained in this Agreement, including the waiver of claims under the ADEA;

(e)  he has been advised in writing to consult with an attorney prior to executing this Agreement and has had a reasonable opportunity to do so;

(f)  he has been given at least twenty-one (21) days within which to consider this Agreement before signing it; and

(g)  he has seven (7) days following the execution of this Agreement to revoke it by delivering written notice of revocation to the Company’s counsel, Scott Doney at scott@doneylawfirm.com. This Agreement shall not become effective or enforceable until the seventh (7th) day after Executive signs it (the “Effective Date”), and if Executive revokes during the revocation period, this Agreement shall be null and void and Executive shall not receive the Transition Compensation.

Executive understands that nothing in this Agreement prevents him from challenging the validity of the ADEA waiver under the OWBPA or filing a charge with the EEOC, but he waives any right to recover monetary damages or other individual relief in connection with any such challenge or charge, to the fullest extent permitted by law.

6.       Confidentiality.

Executive acknowledges that during his service with the Company he had access to confidential and proprietary information concerning the Company’s business, operations, finances, customers, strategies, and other sensitive matters. Executive agrees that he will hold all such Confidential Information in strict confidence and will not, at any time, directly or indirectly, disclose, use, copy, or transmit any Confidential Information to any person or entity, except (i) as expressly authorized in writing by the Company, or (ii) as required by law or court order (in which case Executive shall promptly notify the Company in advance, to the extent legally permitted, so the Company may seek a protective order or other appropriate remedy).

For purposes of this Agreement, “Confidential Information” means all non-public information relating to the Company’s business, including but not limited to financial data, customer lists, vendor information, business plans, strategies, operations, trade secrets, know-how, processes, techniques, designs, inventions, and any other information that the Company treats as confidential or that would reasonably be considered confidential in the industry.

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This confidentiality obligation survives indefinitely and continues after the Transition Date and the termination of Executive’s relationship with the Company.

7.       Non-Disparagement.

Neither Party shall make any written or oral statements that disparage, denigrate, or defame the other Party or its reputation, except as required by applicable law or in connection with legal proceedings. This provision is intended to comply with applicable Nevada law.

8.       Cooperation.

Following the Transition Date, Executive agrees to make himself reasonably available (at mutually convenient times and locations, and upon reasonable advance notice) to provide assistance to the Company with respect to (i) the orderly transition of his former duties, (ii) any Nasdaq listing, audit, regulatory, or governmental inquiries or proceedings, (iii) any litigation, investigation, arbitration, or other legal or administrative matters in which the Company is or may become involved and in which Executive has relevant knowledge or information, and (iv) any other reasonable requests related to the Company’s ongoing operations or compliance needs. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing such cooperation.

9.       Non-Competition.

For a period of twenty-four (24) months following the Transition Date, Executive shall not, directly or indirectly, within the United States or any other geographic area in which the Company or its affiliates conduct or have conducted material business during the twelve (12) months preceding the Transition Date, engage in, own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that competes with the Company’s merchant cash advance (MCA) funding, or related financial services activities. This restriction does not prohibit Executive from entering syndication agreements in his personal capacity with Stewards, Inc. and/or its affiliates, or from passive or active real estate investment or ownership activities. This restriction does not prohibit Executive from owning, as a passive investment, up to five percent (5%) of the outstanding securities of any publicly traded company which otherwise would be prohibited pursuant to this provision. For the avoidance of doubt, Executive may have any role with, and own any percentage of, any company which does not compete with the Company’s merchant cash advance (MCA) funding, or related financial services activities.

10.   Non-Solicitation.

For a period of twenty-four (24) months following the Transition Date, Executive shall not, directly or indirectly:

(a)   solicit, induce, or attempt to solicit or induce any customer, client, merchant, investor, or syndication partner of the Company with whom Executive had material contact during the twenty-four (24) months preceding the Transition Date to cease or reduce its business relationship with the Company; or

(b)  solicit, hire, or attempt to solicit or hire any employee or independent contractor of the Company with whom Executive had material contact during the twelve (12) months preceding the Transition Date.

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The restrictions in this Section 10 do not prohibit Executive from doing business with the following pre-existing personal relationships unless such business is in direct competition with Stewards, Inc.: Rocco Trotta and his children, his girlfriend Val and his brother Gerry, Bob and Jason Baskind and their referrals Henry, Richard Jaffe, Brian Eskin, Marc and Dina DeMicco, Bill Furr, Doug Lovely, Matt and Gianpallo DiMicco, Randall Strider, Randy Stout, Scoleri Family, Darmo Family, and Vincent M. Napolitano.

These covenants are reasonable in time, geography, and scope and are supported by the Transition Compensation provided under this Agreement.

11.   Breach and Remedies

The Parties agree that a material breach by Executive of any of Sections 3 (Return of Company Property),

6 (Confidentiality), 7 (Non-Disparagement), 8 (Cooperation), 9 (Non-Competition), or 10 (Non-Solicitation) of this Agreement will cause the Company irreparable harm for which monetary damages alone would be inadequate. Accordingly, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek and obtain specific performance and temporary, preliminary, or permanent injunctive relief to enforce such provisions without the necessity of posting any bond or other security. If Executive breaches any of the foregoing sections, the Company may immediately cease all further Transition Compensation payments (without constituting a waiver of any other remedies). A material breach by the Company shall entitle Executive to pursue all available remedies under Nevada law.

12.   No Admission of Liability.

This Agreement is entered into as a compromise and settlement of potential disputes and does not constitute an admission or acknowledgment by any Party of any fault, liability, wrongdoing, or violation of any law, regulation, or contract. Neither the execution of this Agreement nor any action taken pursuant to it shall be construed as an admission of liability or wrongdoing by any Party, and each Party expressly denies any such liability or wrongdoing. No Party shall use this Agreement, or the fact of its execution, as evidence of any admission in any proceeding, except as may be necessary to enforce the terms of this Agreement itself.

13.   Tax Matters.

Nothing in this Agreement constitutes tax or accounting advice. Executive acknowledges that the Company has made no representations regarding the tax treatment of any payments or benefits provided under this Agreement. Executive is solely responsible for the timely payment of all federal, state, local, and foreign taxes, including income, employment, and self-employment taxes, together with any interest, penalties, or additions to tax, arising from or attributable to the Transition Compensation or any other amounts received hereunder. Executive shall indemnify, defend, and hold the Company, its affiliates, officers, directors, employees, and agents harmless from and against any and all claims, liabilities, losses, damages, costs, or expenses (including reasonable attorneys’ fees) arising out of or related to any tax obligations, withholding failures, audits, or assessments connected with payments made to Executive. Executive agrees to promptly reimburse the Company for any amounts it is required to pay on his behalf.

14.   Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire understanding and supersedes all prior agreements, including the Employment Agreement and Consulting Agreement for compensation, duties, and termination purposes.

(b)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of laws principles. Any action, claim, or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Clark County, Nevada, and the Parties hereby consent to the personal jurisdiction and venue of such courts.

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(c)  Attorneys’ Fees. In any action or proceeding to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection therewith

(d)    Severability; Amendments. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be modified or reformed to the extent necessary to make it enforceable (to the maximum extent permitted by law). This Agreement may be amended only by a written instrument signed by both Parties.

(e)   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed original signatures for all purposes.

(f)  Independent Counsel. Each Party has been encouraged to seek independent legal advice and has done so or knowingly waived that right.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

STEWARDS, INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: President

EXECUTIVE

/s/ Vincent Napolitano

Vincent Napolitano

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